LETTER OF INTENT

ACQUISITION OF THE ASSETS OF HOLDINGS ENERGY, INC.

This Letter of Intent (“LOI”), is entered into on the 1st day of May 2012, by and between, Green Equity Holdings, Inc., a Nevada Corporation, with its principal place of business at 1015 W. Newport Center Drive, Suite 105, Deerfield Beach, Florida 33486 (hereafter referred to as “GEH”); and Holdings Energy, Inc., a Florida Corporation with offices at 324 Datura Street, Suite 150 West Palm Beach, Florida 33401(hereinafter referred to as “Holdings Energy”).

WHEREAS, GEH represents that it is a publicly traded company, trading on the Over The Counter Markets (“OTCQB” or “OTCBB”) under the stock symbol “CXTO” and is compliant with the Securities and Exchange Commission (“SEC”). GEH has One Hundred Six Million Seven Hundred Twenty-Two Thousand Two Hundred Ten (106,722,210) shares of common stock issued and outstanding prior to its reverse split and will have approximately Five Hundred Thirty-Three Thousand Six Hundred Eleven (533,611) shares of common stock issued and outstanding after its reverse split;

WHEREAS, Holdings Energy through its subsidiary, EliteLED Solutions, Inc., is a full service LED Lighting Systems provider formed in September 2011 to capitalize on the growing need for efficient, inexpensive LED lighting. Holdings Energy has provided unaudited financial information to GEH;

WHEREAS, GEH desires to acquire all or substantially all of the assets of Holdings Energy and an amount of disclosed fixed liabilities (the “Assets”) solely in exchange for Forty Million (40,000,000) shares of restricted stock of GEH; and

WHEREAS, Holdings Energy represents that under Florida Law, a majority of its Board of Directors and Shareholders approved the execution of this Letter of Intent for the sale of the Assets; and

NOW, THEREFORE, it is intended that GEH shall acquire the Assets of Holdings Energy in accordance with the following terms and conditions:

1.	GEH proposes the following terms be developed into an Asset Purchase Agreement:

a.

GEH and Holdings Energy will enter into an Asset Purchase Agreement (the “Agreement”) whereby GEH will acquire the Assets of Holdings Energy in a stock-for- assets exchange. Prior to the Acquisition of the Assets, GEH will execute a 200 to 1 reverse split of its shares of common stock currently outstanding. After the reverse stock split, GEH will have approximately Five Hundred Thirty-Three Thousand Six Hundred Eleven (533,611) shares of common stock outstanding. GEH will then issue Forty Million (40,000,000) shares of its restricted common stock to Holdings Energy (the “Closing”).

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Letter of Intent GEH and Holdings Energy	____________

LETTER OF INTENT

b.	At the time of Closing, GEH will continue to be fully compliant and current with all SEC filings.

c.	Commencing upon the execution of this Letter of Intent, GEH will have Ten (10) days to complete its due diligence to acquire the Assets.

d.

During the Due Diligence Period GEH will have access at times reasonably requested by GEH or its agents, to all Holdings Energy company records, including, but not limited to, distributor/representative agreements, debentures, employment contracts and any other documents pertinent to the acquisition of the Assets specified in this Letter of Intent. In addition, all officers, directors, employees and agents of Holdings Energy will cooperate to provide GEH the necessary information to properly conduct this due diligence effort.

2.

All Employees, Officers, and Directors of Holdings Energy shall agree that any and all back pay, expenses, and claims owed or allegedly owed by Holdings Energy were investments by the parties in Holdings Energy prior to the acquisition of the Assets of Holdings Energy by GEH, and that any GEH stock issued by GEH to Holdings Energy is full and complete compensation for any outstanding back pay, expenses, and claims and has been figured into the total issued and outstanding figure provided herein.

3.	GEH will cancel or have caused to be canceled any warrants and options prior to closing.

4.

From the date of this Letter of Intent until the earlier to occur of: (i) the date upon which the proposed Closing or (ii) Ten (10) days from the date upon which this Letter of Intent is executed, neither Holdings Energy nor any of its officers, directors, managers or affiliates will negotiate with or make any commitment to any third party with a view to a sale of any or all or substantially any and all of Holdings Energy’s assets, or the sale of any interests or shares or securities convertible or exchangeable for interest or shares or the merger or the consolidation with any other corporation or other entity.

5.

Each party agrees to be responsible for its own legal, accounting and other advisory fees and expenses incurred in connection with the transaction contemplated hereunder including, but not limited to, any and all costs, incurred in connection with due diligence.

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LETTER OF INTENT

This Letter of Intent shall be subject to the execution of the Agreement acceptable to both parties and their stockholders (if required by applicable law or corporate documents) and their respective attorneys.

This Letter of Intent may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but each counterpart shall together constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

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LETTER OF INTENT

IN WITNESS WHEREOF, we, the undersigned have read and do understand the meaning of the foregoing Letter of Intent.

Green Equity Holdings, Inc.

By /s/: Raimundo Dias
Raimundo Dias, CEO, President and Sole Director

Holdings Energy, Inc.

By /s/: Lynn Mack
Lynn Mack President and Director

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